-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                          SCHEDULE 14A INFORMATION

         PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:

[_] Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                              DISCREET LOGIC INC.
              ------------------------------------------------
              (Name of Registrant as Specified In Its Charter)


              ------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                              DISCREET LOGIC INC.

                          5505, BOULEVARD ST. LAURENT
                        MONTREAL, QUEBEC, CANADA H2T 1S6

                            ________________________


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            ________________________


To the Shareholders of Discreet Logic Inc.:

  The Annual Meeting of Shareholders of Discreet Logic Inc. (the
"Corporation"), a Quebec corporation, will be held on Thursday, January 9, 1997 at 10:30 a.m., local time, at the Museum of Contemporary Art, 185 St. Catherine Street West, Montreal, Quebec, Canada H2X 1Z8, for the following purposes:

     1. To elect three Class II directors to serve for a two-year term or until their successors are elected and qualified.

     2. To appoint Arthur Andersen & Cie as independent accountants for the fiscal year ending July 31, 1997 and to authorize the Board of Directors to fix their remuneration.

     3. To transact such other business as may properly come before the meeting or any adjournments thereof.

  Only shareholders of record at the close of business on November 14, 1996 are entitled to notice of and to vote at the meeting.

  All shareholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder attending the meeting may vote in person even if such shareholder has returned a proxy.



                                  By Order of the Board of Directors


                                  Francois Plamondon
                                  Secretary



Montreal, Quebec
November 27, 1996

                              DISCREET LOGIC INC.
                          5505, BOULEVARD ST. LAURENT
                        MONTREAL, QUEBEC, CANADA H2T 1S6

                                PROXY STATEMENT

                               NOVEMBER 27, 1996

  Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors of Discreet Logic Inc., a Quebec corporation (the "Corporation"), for use at the Annual Meeting of Shareholders to be held on Thursday, January 9, 1997 at 10:30 a.m., local time, at the Museum of Contemporary Art, 185 St. Catherine Street West, Montreal, Quebec, Canada H2X 1Z8, and any adjournments thereof (the "Meeting").

  Only shareholders of record at the close of business on November 14, 1996 (the "Record Date") will be entitled to receive notice of and to vote at the Meeting. As of that date, 27,906,839 common shares, without par value (the "Common Shares"), of the Corporation were issued and outstanding. The holders of Common Shares are entitled to one vote per share on any proposal presented at the Meeting. Shareholders may vote in person or by proxy. Execution of a proxy will not in any way affect a shareholder's right to attend the Meeting and vote in person. Any shareholder giving a proxy has the right to revoke it by written notice delivered to the Secretary of the Corporation at any time up to and including the last business day before the day of the Meeting or to the Chairman of the Meeting on the day of the Meeting.

  The representation in person or by proxy of at least a majority of the outstanding Common Shares entitled to vote at the Meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum for the Meeting. A non-vote occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

  In the election of directors, the nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote at the Meeting shall be elected as directors. On all other matters being submitted to shareholders, an affirmative vote of a majority of the shares present or represented and voting on each such matter is required for approval. An automated system administered by the Corporation's transfer agent tabulates the votes. The vote on each matter submitted to shareholders is tabulated separately. Abstentions are included in the number of shares present or represented and voting on each matter. Broker non-votes are not so included.

  The persons named as attorneys-in-fact in the proxies are officers and/or directors of the Corporation. All properly executed proxies returned in time to be counted at the Meeting will be voted. In addition to the election of directors, the shareholders will consider and vote upon a proposal to ratify the selection of independent accountants and to authorize the Board of Directors to fix their remuneration, as further described in this proxy statement. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications and will be voted FOR if no specification is indicated.

  The Board of Directors of the Corporation knows of no other matters to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

  An Annual Report to Shareholders, containing financial statements for the fiscal year ended July 31, 1996, is being mailed together with this proxy statement to all shareholders entitled to vote. This proxy statement and the form of proxy were first mailed to shareholders on or about November 27, 1996. All dollar amounts included in this proxy statement are expressed in United States dollars, unless otherwise noted.

             MANAGEMENT AND PRINCIPAL HOLDERS OF VOTING SECURITIES

  The following table sets forth as of the Record Date: (i) the name of each person who, to the knowledge of the Corporation, owned beneficially more than 5% of the Common Shares of the Corporation outstanding at such date; (ii) the name of each director or nominee; and (iii) the name of each executive officer identified in the Summary Compensation Table set forth below under "Compensation and Other Information Concerning Directors and Officers," the number of shares owned by each of such persons and the percentage of the outstanding shares represented thereby, and also sets forth such information for all current officers and directors as a group.

                                           AMOUNT AND NATURE     PERCENT
        NAME OF BENEFICIAL OWNER            OF OWNERSHIP(1)     OF CLASS
        ------------------------            ---------------     --------
Richard J. Szalwinski...................     5,399,896(2)           19.3%
David N. Macrae.........................       931,536(3)            3.3%
Douglas R. Johnson......................        28,175(4)            *
Terrence Higgins........................       170,060(5)            *
David Swan..............................         1,346(6)            *
David Foster............................        41,665(7)            *
Thomas Cantwell.........................     3,248,667              11.6%
Gary G. Tregaskis.......................     3,200,000(8)           11.5%
Robert J. Hogan.........................        13,332(9)            *
Brian P. Drummond.......................         6,666(10)           *
Perry M. Simon..........................         6,666(11)           *
All current officers and directors as a
 group (9 persons)......................    12,047,163(12)          43.1%

------------
* Less than 1%

(1) Applicable percentage of ownership as of the Record Date is based upon 27,906,839 Common Shares outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission"), and includes voting and investment power with respect to shares. Common Shares subject to options currently exercisable or exercisable within 60 days of the Record Date are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.
(2) Includes 2,682,296 shares held of record by 9002-1585 Quebec Inc., a holding corporation owned by Mr. Szalwinski.
(3) Mr. Macrae terminated employment with the Corporation on August 12, 1996. See "Compensation and Other Information Concerning Directors and Officers-- Employment Agreements and Severance Arrangements."
(4) Mr. Johnson terminated employment with the Corporation on August 15, 1996. See "Compensation and Other Information Concerning Directors and Officers-- Employment Agreements and Severance Arrangements."
(5) Includes 22,833 Common Shares issuable upon the exercise of options, which options are exercisable within 60 days of the Record Date.
(6) Mr. Swan terminated employment with the Corporation on August 15, 1996. See "Compensation and Other Information Concerning Directors and Officers-- Employment Agreements and Severance Arrangements."
(7) Consists of Common Shares issuable upon the exercise of options, which options are exercisable within 60 days of the Record Date. Mr. Foster terminated employment with the Corporation on August 31, 1996. Accordingly, all of such options will lapse on November 29, 1996 if not exercised by Mr. Foster on or before that date.
(8) Includes 800,000 shares held of record by Nearco Trustee Company (Jersey) Limited re: Gary Tregaskis Settlement, a trust established for the benefit of Mr. Tregaskis.
(9) Consists of Common Shares issuable upon the exercise of options, which options are exercisable within 60 days of the Record Date.
(10) Consists of Common Shares issuable upon the exercise of options, which options are exercisable within 60 days of the Record Date.
(11) Consists of Common Shares issuable upon the exercise of options, which options are exercisable within 60 days of the Record Date.
(12) Includes 51,373 Common Shares issuable upon the exercise of options, which options are exercisable within 60 days of the Record Date.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

                                    NOMINEES

  The Corporation's Board of Directors is currently fixed at seven members. The Corporation's By-laws divide the Board of Directors into two classes. The members of each class of directors serve for staggered two-year terms. Messrs. Drummond, Simon and Tregaskis are Class II directors whose terms expire at the Meeting. The Board of Directors is also composed of three Class I directors (Messrs. Szalwinski, Cantwell and Hogan) whose terms expire upon the election and qualification of directors at the Annual Meeting of Shareholders for the fiscal year ending July 31, 1997.

  The exact number of directors is fixed by the Board of Directors. Effective as of the Meeting, the number of directors fixed by the Board of Directors shall be six. Vacancies on the Board of Directors may be filled by the Board of Directors unless and until filled by the shareholders; however, vacancies resulting from an increase in the number of directors can only be filled by the shareholders. Mr. Hogan, a Class I Director, has advised the Corporation that he will resign from the Board of Directors effective the date of the Meeting. The Board of Directors intends to soon thereafter conduct a search for, and intends to appoint, one or more qualified individuals to serve on the Board of Directors.

  The Board of Directors has nominated and recommends that Messrs. Drummond, Simon and Tregaskis, who are currently members of the Board of Directors, be elected Class II directors, to hold office until the Annual Meeting of Shareholders for the fiscal year ending July 31, 1998 or until their successors have been duly elected and qualified or until their earlier resignation or removal. The Board of Directors knows of no reason why the nominees should be unable or unwilling to serve, but if any nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the Board of Directors may recommend in the place of such nominee. Unless otherwise instructed, the proxy holders will vote the proxies received by them for nominees named below.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                    A VOTE "FOR" THE NOMINEES LISTED BELOW.

  The following table sets forth the nominees to be elected at the Meeting and, for each director whose term of office will extend beyond the Meeting, the year such nominee or director was first elected a director, the positions currently held by the nominees and each director with the Corporation, the year the nominee's or director's term will expire and class of director of each nominee and each director:


 NOMINEE'S OR DIRECTOR'S
 NAME AND YEAR NOMINEE OR
 DIRECTOR FIRST BECAME A    POSITION(S) WITH         YEAR TERM     CLASS OF
        DIRECTOR            THE CORPORATION         WILL EXPIRE    DIRECTOR
        --------            ---------------         -----------    --------
NOMINEES:
  Brian P. Drummond......   Director                  1996            II
  1996
  Perry M. Simon.........   Director                  1996            II
  1996
  Gary G. Tregaskis......   Director                  1996            II
  1992
CONTINUING DIRECTORS:
  Richard J. Szalwinski..   President, Chief          1997             I
  1992                      Executive Officer,
                            Chairman of the
                            Board of Directors
                            and Director
  Thomas Cantwell........   Director                  1997             I
  1992

                OCCUPATIONS OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth the director nominees to be elected at the Meeting, the directors and the executive officers of the Corporation, their ages, and the positions currently held by each such person with the Corporation.

NAME                         AGE                     POSITION
----                         ---                     --------
Richard J. Szalwinski(1)...   46  President, Chief Executive Officer, Chairman
                                  of the Board of Directors and Director
Francois Plamondon.........   38  Senior Vice President, Chief Financial
                                  Officer, Treasurer and Secretary
Graham Sharp...............   36  Senior Vice President-Sales & Marketing
Terrence Higgins...........   37  Senior Vice President-Products
Gary G. Tregaskis..........   38  Director
Thomas Cantwell(1)(2)......   69  Director
Brian P. Drummond(1)(2)....   65  Director
Perry M. Simon(1)..........   41  Director
Robert Hogan(2)............   38  Director

------------
(1) Member of Compensation Committee.
(2) Member of Audit Committee.

  RICHARD J. SZALWINSKI, a founder of the Corporation, has served as a Director since May 1992 and as Chairman of the Board of Directors since March 1994. Mr. Szalwinski served as acting President and Chief Executive Officer from February 1996 and assumed that position officially in July 1996. From May 1992 to November 1994 Mr. Szalwinski served as Chief Executive Officer of the Corporation and served as President of the Corporation from May 1992 to March 1994. Prior to founding the Corporation, he held several positions at Softimage Inc. from June 1988 to December 1991, most recently as a Director and Vice President of Sales. Mr. Szalwinski also serves on the Board of Directors of Malofilm Communications Inc., a public company.

  FRANCOIS PLAMONDON joined the Corporation in July 1996 and currently serves as Senior Vice President, Chief Financial Officer, Treasurer and Secretary of the Corporation. Prior to joining the Corporation, Mr. Plamondon was a Partner at Ernst & Young, a public accounting and consulting firm, from August 1990 to July 1996.

  GRAHAM SHARP currently serves as Senior Vice President-Sales & Marketing of the Corporation. Mr. Sharp joined the Corporation in January 1996 as General Manager, Asia-Pacific and served in that position until July 1996. Prior to joining the Corporation, Mr. Sharp served as Regional Sales Manager, Asia-Pacific for the broadcast division of Avid Technologies Inc., a publicly-traded supplier of non-linear video and audio editing systems, from January 1995 to January 1996. Prior to that, Mr. Sharp served as Sales Director, Asia-Pacific at Dynatech Corporation, a publicly traded supplier of broadcast and post-production equipment, from February 1993 to December 1994. Prior to that, Mr. Sharp served as a sales manager responsible for worldwide sales for Alpha Image Ltd., a supplier of routing and distribution equipment, from April 1989 to February 1993.

  TERRENCE HIGGINS currently serves as Senior Vice President-Products of the Corporation. From July 1995 to July 1996, Mr. Higgins served as Vice President-Engineering of the Corporation. Mr. Higgins joined the Corporation in May 1993 as a software engineer and has served in various engineering capacities with the Corporation, most recently as Director of Engineering, from August 1994 to July 1995. Prior to joining the Corporation, he served as a graphic research analyst for the National Film Board of Canada, from February 1986 to May 1993.

  GARY G. TREGASKIS has served as a Director of the Corporation since July 1992. Mr. Tregaskis has been an independent consultant to the Corporation since December 1995. Prior to that, Mr. Tregaskis served the Corporation as Director of Advanced Products from February 1994 to December 1995. He has also served as Director of Advanced System Division of the Corporation from July 1992 to February 1994. Mr. Tregaskis was the principal designer and architect of FLAME. Prior to joining the Corporation, Mr. Tregaskis served as the Director of Research and Development at D.A. Technology, an Australian software development corporation, from 1985 to June 1992.

  THOMAS CANTWELL has served as a Director of the Corporation since September 1992. Dr. Cantwell has been an investor and venture capitalist since 1987. He has served as President of Technical Computer Graphics, a computer distributor and software development corporation, since November 1987. Dr. Cantwell also serves as a Director of Supreme Industries, Inc., a public company.

  ROBERT J. HOGAN has served as a Director of the Corporation since September 1995. Mr. Hogan has been the President of Malofilm Communications Inc., a publicly traded feature distributor and producer ("Malofilm"), since June 1996. Prior to that, Mr. Hogan was a Partner at Stikeman, Elliott, the Corporation's Canadian counsel, from February 1992 to June 1996. Mr. Hogan joined Stikeman, Elliott in 1985. Mr. Hogan has advised the Corporation that he will resign from the Board of Directors effective the date of the Meeting so that he may devote more time to his duties at Malofilm.

  BRIAN P. DRUMMOND has served as a Director of the Corporation since January 1996. Mr. Drummond has been Vice Chairman and Director of Richardson Greenshields of Canada Limited, an investment dealer, since 1982. Mr. Drummond also serves as a Director of Atco Ltd., a public company.

  PERRY M. SIMON has served as a Director of the Corporation since January 1996. Mr. Simon has been President, Viacom Television for Viacom Entertainment, Viacom, Inc., a television and film developer and producer, since September 1993. Prior to that, Mr. Simon held several positions with NBC Entertainment, from 1985 to 1993, most recently as Executive Vice President-Prime-time Programs.

  Executive officers of the Corporation are elected by the Board of Directors on an annual basis and serve until their successors have been duly elected and qualified or until their earlier resignation or removal.


                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

  The Board of Directors met nine times and took action by unanimous written consent ten times during the fiscal year ended July 31, 1996. Each of the directors attended at least 75% of the meetings of the Board of Directors during fiscal 1996. The Corporation established an Audit Committee and a Compensation Committee during the fiscal year ended July 31, 1996. During fiscal 1996, the Audit Committee of the Board of Directors, of which Messrs. Cantwell, Drummond and Hogan are currently members, reviewed with the independent accountants and management the annual financial statements and independent accountants' opinion, reviewed the results of the examination of the Corporation's financial statements by the independent accountants, recommended the retention of the independent accountants to the Board of Directors and periodically reviewed the Corporation's accounting policies and internal accounting and financial controls. During the fiscal year ended July 31, 1996, the Audit Committee met on three occasions. The Board of Directors has also appointed a Compensation Committee, whose members currently are Messrs. Szalwinski, Cantwell, Drummond and Simon. The Compensation Committee, which held two meetings and took action by unanimous written consent four times during the fiscal year ended July 31, 1996, is responsible for administering the Corporation's stock ownership plans and for reviewing and approving compensation matters concerning the executive officers and key employees of the Corporation. The Board of Directors does not currently have a standing nominating committee.

                       COMPENSATION AND OTHER INFORMATION
                       CONCERNING DIRECTORS AND OFFICERS

EXECUTIVE COMPENSATION SUMMARY

  The following table sets forth summary information concerning the compensation paid or earned for services rendered to the Corporation in all capacities during the fiscal years ended July 31, 1994, 1995 and 1996 to (i) the Corporation's current and former Chief Executive Officer; (ii) each of the two most highly compensated executive officers of the Corporation who earned more than $100,000 in salary and bonus in fiscal year 1996; and (iii) two additional individuals each of whom would have been one of the four most highly compensated executive officers of the Corporation but for the fact that such individual was not serving as an executive officer of the Corporation at the end of fiscal year 1996 (collectively, the "Named Executive Officers"):


                           SUMMARY COMPENSATION TABLE


                                                                          LONG-TERM
                                                                         COMPENSATION
                                              ANNUAL COMEPNSATION        ------------
                                          ---------------------------       OPTION
     NAME AND PRINCIPAL POSITION(1)       YEAR    SALARY      BONUS        AWARDS(#)
     ------------------------------       ----  -----------  --------      ---------
Richard J. Szalwinski(2)...............  1996  $154,557           --            --
  President, Chief Executive             1995  $145,212     $145,212            --
   Officer, Chairman of the Board of     1994  $ 78,100     $106,500            __
   Directors and Director

David N. Macrae(3).....................  1996  $200,000           --            --
  Former President, Chief Executive      1995  $ 90,417     $121,040     1,658,460
   Officer and Director                  1994        --           --            --

Douglas Johnson(4).....................  1996  $150,000           --            --
  Former Executive Vice President,       1995  $ 73,125                    220,000
   Chief Financial Officer, Treasurer    1994        --           __            --
   and Secretary

Terrence Higgins.......................  1996  $121,549           --            --
  Senior Vice President - Products       1995  $ 57,813           --        40,000
                                         1994  $ 48,100                    121,920

David Swan(5)..........................  1996  $125,000           --            --
  Former Executive Vice President -      1995  $  5,208                    200,000
   Marketing                             1994        --           --            --

David Foster(6)........................  1996  $192,531(7)        --            --
  Former Executive Vice President -      1995  $ 39,149(8)        --       200,000
   Field Operations                      1994        --           --            --

(1) As of the Record Date, the annualized fiscal 1996 base salaries of the Corporation's executive officers not listed in the above table were:
    Francois Plamondon - $145,500 and Graham Sharp - $125,000. See "Employment Agreements and Severance Arrangements."
(2) Mr. Szalwinski served as the Corporation's President until March 1994, as Chief Executive Officer until November 1994 and served as acting President and Chief Executive Officer from February 1996 and assumed that position officially in July 1996.

(3) Mr. Macrae joined the Corporation in November 1994 and resigned from his positions as President, Chief Executive Officer and Director in February 1996. Pursuant to his employment agreement, Mr. Macrae continued to be employed by the Corporation and received his base salary until August 12, 1996. See "Employment Agreements and Severance Arrangements."
(4) Mr. Johnson joined the Corporation in February 1995 and resigned from his positions as Executive Vice President, Chief Financial Officer, Treasurer and Secretary effective August 1, 1996. Mr. Johnson terminated employment with the Corporation on August 15, 1996. See "Employment Agreements and Severance Arrangements."
(5) Mr. Swan joined the Corporation in July 1995 and resigned from his position as Executive Vice President-Marketing effective July 22, 1996. Mr. Swan terminated employment with the Corporation on August 15, 1996. See "Employment Agreements and Severance Arrangements."
(6) Mr. Foster joined the Corporation in May 1995 and resigned from his position as Executive Vice President-Field Operations effective June 12, 1996. Mr. Foster terminated employment with the Corporation on August 31, 1996. See "Employment Agreements and Severance Arrangements."
(7) Includes $67,531 in sales commissions paid to Mr. Foster.
(8) Includes $12,696 in sales commissions paid to Mr. Foster.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth each grant of stock options made during the year ended July 31, 1996 to each of the Named Executive Officers:

                                       INDIVIDUAL GRANTS
                         ----------------------------------------------          POTENTIAL REALIZABLE
                                      % OF TOTAL                                   VALUE AT ASSUMED
                         NUMBER OF     OPTIONS                                     ANNUAL RATES OF
                         SECURITIES   GRANTED TO                               STOCK PRICE APPRECIATION
                         UNDERLYING   EMPLOYEES   EXERCISE                         FOR OPTION TERM
                          OPTIONS     IN FISCAL    PRICE     EXPIRATION            ---------------
NAME(1)                  GRANTED(#)      YEAR     ($/SHARE)     DATE            5%($)        10%($)
-------                  ----------   ----------  --------   ----------         -----        ------
Richard J. Szalwinski..          --           --        --           --           --           --
David N. Macrae........          --           --        --           --           --           --
Douglas Johnson........          --           --        --           --           --           --
Terrence Higgins.......          --           --        --           --           --           --
David Swan.............          --           --        --           --           --           --
David Foster...........          --           --        --           --           --           --

(1) On July 22, 1996, Francois Plamondon was granted an option to purchase 300,000 Common Shares at an exercise price per share of $5.50. On January 19, 1996, Graham Sharp was granted an option to purchase 10,000 Common Shares at an exercise price per share of $19.25. On August 12, 1996, Mr. Sharp was granted options to purchase 300,000 Common Shares at an exercise price per share of $4.50.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

  The following table sets forth, for each of the Named Executive Officers, information with respect to the exercise of stock options during the year ended July 31, 1996 and the year-end value of unexercised options:

                                                                                     VALUE(2) OF UNEXERCISED
                            SHARES                       NUMBERS OF UNEXERCISED     IN-THE-MONEY OPTIONS AT
                         ACQUIRED ON       VALUE          OPTIONS AT YEAR-END               YEAR-END
       NAME              EXERCISE (#)  REALIZED($)(1)  EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
       ----             -------------  --------------  --------------------------  --------------------------
Richard J. Szalwinski..         --             --                  --/--                       --/--
David N. Macrae........      217,304   $3,929,245                 0/428,848   (3)        $     0/$781,976 (3)
Douglas Johnson........       20,000   $  555,000            47,492/152,508   (4)        $74,375/$240,625 (4)
Terrence Higgins.......      113,912   $3,556,004                15,164/  32,844         $  33,074/$  70,590
David Swan.............           --           --            41,666/158,334   (5)              --/--      (5)
David Foster...........       16,667   $  397,925            29,165/154,168   (6)              --/--      (6)

(1) Amounts disclosed in this column were calculated based on the difference between the fair market value of the Corporation's Common Shares on the date of exercise and the exercise price of the options in accordance with regulations promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and do not reflect amounts actually received by the Named Executive Officers.
(2) Value is based on the difference between the option exercise price and the fair market value at July 31, 1996, the fiscal year-end ($4.25 per share), multiplied by the number of shares underlying the option.
(3) Represents shares and amounts as of July 31, 1996. Mr. Macrae terminated employment with the Corporation on August 12, 1996. Thus, as of the record date, the number of unexercised options held and the value of such options were 0 and $0.00 respectively.
(4) Represents shares and amounts as of July 31, 1996. Mr. Johnson terminated employment with the Corporation on August 15, 1996. Thus, as of the record date, the number of unexercised options held and the value of such options were 0 and $0.00 respectively.
(5) Represents shares and amounts as of July 31, 1996. Mr. Swan terminated employment with the Corporation on August 15, 1996. Thus, as of the record date, the number of unexercised options held and the value of such options were 0 and $0.00 respectively.
(6) Represents shares and amounts as of July 31, 1996. Mr. Foster terminated employment with the Corporation on August 31, 1996. As of the record date, the number of unexercised options held and the value of such options were 41,665 and $0.00 respectively. All of such options will lapse on November 29, 1996 if not exercised by Mr. Foster on or before that date.

EMPLOYMENT AGREEMENTS AND SEVERANCE ARRANGEMENTS

  In November 1994, the Corporation entered into an agreement with David Macrae, whereby Mr. Macrae became the President and Chief Executive Officer of the Corporation. The agreement was amended in December 1995. Pursuant to the terms of the agreement as amended, after review by the Compensation Committee, Mr. Macrae received an annual base salary of $200,000 in fiscal 1996 and was eligible to receive a bonus of up to $187,500 based upon corporate performance. The agreement as amended also provided that Mr. Macrae's employment with the Corporation could be terminated by either party upon six months' prior written notice, or by the Corporation, for cause, immediately upon written notice. In the event that Mr. Macrae's employment was terminated other than for cause, the Corporation was required to pay to Mr. Macrae, during the six month notice period, his applicable salary and other benefits for such six month period. On February 13, 1996, Mr. Macrae notified the Corporation of his resignation as an executive officer of the Corporation. Pursuant to his amended employment agreement, Mr. Macrae continued to be employed by the Corporation and received his base salary ($200,000 per year) and standard employee benefits until August 12, 1996, for an aggregate payment of approximately $120,000. In connection with his acceptance of employment with the Corporation, Mr. Macrae purchased 61,540 Common Shares at $1.63 per share and was granted an incentive stock option to purchase 246,152 Common Shares under the Corporation's Amended and Restated 1994 Restricted Stock and Stock Option

Plan (the "Plan"), at an exercise price of $1.63 per share. Mr. Macrae was also granted, outside the Plan, a non-qualified stock option (the "Non-Plan Option") pursuant to which he purchased 1,012,308 Common Shares at an exercise price of $1.63 per share. As part of this transaction, the Corporation loaned to Mr. Macrae $1,645,000.50 to assist Mr. Macrae in the exercise of the Non-Plan Option. The note, which carried an interest rate of 8.01% per year, required repayment in 10 years and was secured by all of the Common Shares issued pursuant to the exercise of the Non-Plan Option, was repaid on November 17, 1995. Pursuant to the terms of the Plan and the Non-Plan Option, Mr. Macrae had 90 days from August 12, 1996 to exercise his vested options to purchase Common Shares of the Corporation. Mr. Macrae exercised all of his vested options prior to the expiration of such period.

  In May 1996, the Corporation entered into an agreement with Douglas R. Johnson in connection with his resignation effective as of August 1, 1996 as an executive officer of the Corporation. Pursuant to such agreement, Mr. Johnson continued to be employed by the Corporation through August 15, 1996 at which time he became a consultant to the Corporation. As a consultant, Mr. Johnson will provide consulting services to the Corporation on an as needed basis from August 15, 1996 to February 28, 1997 at a rate of $12,500 per month, for an aggregate payment of $81,250. In addition, pursuant to the terms of the Plan, Mr. Johnson had 90 days from August 15, 1996 to exercise his vested options to purchase Common Shares of the Corporation. Mr. Johnson's opportunity to exercise such options lapsed on November 13, 1996.

  In June 1996, the Corporation entered into an agreement with David Foster in connection with his resignation effective as of June 12, 1996 as an executive officer of the Corporation. Pursuant to such agreement, Mr. Foster continued to be employed by the Corporation and received his base salary ($125,000 per year) and standard employee benefits until August 31, 1996, for an aggregate payment of approximately $26,000. In addition, pursuant to such agreement, on August 31, 1996, Mr. Foster received a lump sum payment equal to three months base salary, or approximately $31,250. In addition, pursuant to the Plan, Mr. Foster has 90 days from August 31, 1996 (November 29, 1996) to exercise his vested options to purchase Common Shares of the Corporation.

  In June 1996, the Corporation entered into an agreement with Francois Plamondon, whereby Mr. Plamondon became Vice President, Chief Financial Officer, Secretary and Treasurer of the Corporation, effective August 1, 1996. Pursuant to such agreement, Mr. Plamondon receives an annual base salary of $145,500, and is eligible to receive an annual bonus of up to $50,920, based on the Corporation meeting the consolidated budgets and forecasts approved by the Board of Directors. In the event that the Corporation does not meet such consolidated budgets and forecasts, the Board of Directors may, at its sole discretion, approve the payment of a bonus of up to $50,920 to Mr. Plamondon if the Board of Directors determines that Mr. Plamondon's performance of his duties was outstanding and that the Corporation's failure to meet such consolidated budgets and forecasts was not attributable to factors within Mr. Plamondon's control. The agreement provides that Mr. Plamondon's employment with the Corporation may be terminated by Mr. Plamondon upon three months written notice to the Corporation, in which case the Corporation must pay to Mr. Plamondon his salary and benefits for the remaining time period specified in his notice of termination. The agreement further provides that the Corporation may terminate the agreement at any time with or without cause, upon written notice. In the event Mr. Plamondon's employment is terminated by the Corporation, without cause, the Corporation must pay Mr. Plamondon a lump sum amount equal to twelve months base annual salary at the time of such termination. In addition, Mr. Plamondon was granted an incentive stock option to purchase 300,000 Common Shares under the Plan at an exercise price of $5.50 per share. In the event that Mr. Plamondon's employment is terminated without cause after August 1, 1997, then all options to purchase shares of the Corporation which would have next vested, shall immediately vest upon such termination. The agreement further provides that in the event of a Reorganization, as defined in the Plan, then (i) the option to purchase the 300,000 Common Shares granted to Mr. Plamondon will become immediately vested or (ii) if the Board of Directors elects, in accordance with the Plan, not to accelerate the vesting of the options granted pursuant to the Plan, Mr. Plamondon will receive in substitution for all of his outstanding options to purchase Common Shares of the Corporation, whether vested or not, such securities (excluding options) of the Corporation or of any merged, consolidated or otherwise reorganized corporation or, only in the event of a merger of the Corporation with one of its subsidiaries, options of the merged company, all of which securities or options shall be of equivalent value and liquidity.

  In November 1996, the Corporation entered into an agreement with Graham Sharp related to Mr. Sharp's employment as Senior Vice President-Sales & Marketing of the Corporation, effective July 23, 1996. Pursuant to such agreement, Mr. Sharp receives an annual base salary of $125,000, and is eligible to receive sales commissions of up to $75,000, based on the Corporation meeting the sales targets approved by the Board of Directors, and, in the event the Corporation exceeds such sales targets, an annual bonus of $25,000. The Board of Directors may also, at its sole discretion, approve the payment of an additional bonus to Mr. Sharp if the Corporation exceeds the sales targets. In addition, in the event the Corporation does not meet such sales targets, the Board of Directors may, at its sole discretion, approve the payment of a bonus to Mr. Sharp if the Board of Directors determines that Mr. Sharp's performance of his duties was outstanding and the Corporation's failure to meet such targets was not attributable to factors within Mr. Sharp's control. The agreement provides that Mr. Sharp's employment with the Corporation may be terminated by Mr. Sharp upon three months written notice to the Corporation, in which case the Corporation must pay to Mr. Sharp his salary and benefits for the remaining time period specified in his notice of termination. The agreement further provides that the Corporation may terminate the agreement at any time, with or without cause, upon written notice. In the event Mr. Sharp's employment is terminated by the Corporation, without cause, the Corporation must pay Mr. Sharp a lump sum amount equal to twelve months of his base annual salary at the time of such termination. In addition, Mr. Sharp was granted an incentive stock option to purchase 300,000 Common Shares under the Plan at an exercise price of $4.50 per share. In the event that Mr. Sharp's employment is terminated without cause after July 23, 1997, then all options to purchase shares of the Corporation which would have next vested, shall immediately vest upon such termination. The agreement provides that in the event of a Reorganization, as defined in the Plan, then (i) the option to purchase the 300,000 Common Shares granted to Mr. Sharp will become immediately vested or (ii) if the Board of Directors elects, in accordance with the Plan, not to accelerate the vesting of the options granted pursuant to the Plan, Mr. Sharp will receive in substitution for all of his outstanding options to purchase Common Shares of the Corporation, whether vested or not, such securities (excluding options) of the Corporation or of any merged, consolidated or otherwise reorganized corporation or, only in the event of a merger of the Corporation with one of its subsidiaries, options of the merged company, all of which securities or options shall be of equivalent value and liquidity.
Finally, the Corporation agreed to reimburse Mr. Sharp's documented out-of-pocket expenses incurred in connection with his move to Montreal.

  In November 1996, the Corporation entered into an agreement with David Swan in connection with his resignation on July 22, 1996 as an executive officer of the Corporation and on August 15, 1996 as an employee of the Corporation. Pursuant to such agreement, the Corporation agreed to pay Mr. Swan severance in the amount of $62,500 and Mr. Swan agreed to provide consulting services to the Corporation on an as needed basis through February 15, 1997, for an aggregate payment of $31,250. Mr. Swan continued to receive the equivalent of his base salary ($125,000 per year) until November 15, 1996, for an aggregate payment of $31,250. A payment of $31,250 was made by the Corporation to Mr. Swan on November 22, 1996 and a final $31,250 payment is due on February 15, 1997. The Corporation also agreed to reimburse Mr. Swan's documented out-of-pocket expenses, up to $75,000, incurred in connection with his move back to California. In addition, pursuant to the terms of the Plan, Mr. Swan had 90 days from August 15, 1996 to exercise his vested options to purchase Common Shares of the Corporation. Mr. Swan's opportunity to exercise such options lapsed on November 13, 1996.


REPORT ON EXECUTIVE COMPENSATION BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

  This report is submitted by the Compensation Committee of the Board of Directors, which administered the Corporation's executive compensation program during the fiscal year ended July 31, 1996. The Compensation Committee of the Board of Directors is comprised of Messrs. Cantwell, Drummond and Simon, three outside directors of the Corporation, and Mr. Szalwinski, who served as acting President and Chief Executive Officer of the Corporation from February 1996 and officially assumed that position in July 1996. Pursuant to authority delegated by the Board of Directors, the Compensation Committee is responsible for reviewing and administering the Corporation's stock ownership plans and reviewing and approving compensation matters concerning the executive officers of the Corporation.

  The Corporation's executive compensation program is designed to provide levels of compensation that assist the Corporation in attracting, motivating and retaining qualified executive officers and aligning the financial interests of the Corporation's executive officers with those of its shareholders by providing a competitive compensation package based on corporate and individual performance. Compensation under the executive compensation program is comprised of cash compensation in the form of base salary and, annual incentive bonuses, and long-term incentive awards in the form of stock option grants. In addition, the compensation program is comprised of various benefits, including medical and insurance plans and the Corporation's 1995 Employee Stock Purchase Plan, which plans are generally available to all employees of the Corporation.

Base Salary

  Base salary compensation levels for the Corporation's executive officers, including the Chief Executive Officer, are intended to be competitive within the range of base salaries paid to executive officers with comparable qualifications, experience and responsibilities at other similar companies. In establishing fiscal 1996 base salary compensation levels for the Corporation's executive officers, the Compensation Committee considered the fact that the majority of its executive officers had been employed by the Corporation for less than one year, that salaries with such officers had been negotiated on a case by case basis at the time of hiring and that the current salaries of its executive officers reflected the additional responsibilities associated with the Corporation's transition from a private to a public company. The Compensation Committee also generally took into consideration such factors as (i) the Corporation's past financial performance and future expectations, (ii) individual performance and experience and (iii) past salary levels. The Compensation Committee did not assign relative weights or rankings to these factors, but instead made a subjective determination based upon the consideration of all of these factors. In light of these considerations, the Compensation Committee decided not to increase the base salary levels of the Corporation's executive officers, except for the Corporation's former President and Chief Executive Officer, whose salary, based upon the considerations set forth above, was increased to $200,000. Subsequently, in February 1996 following the departure of the Corporation's former President and Chief Executive Officer and agreement by Mr. Szalwinski to serve as acting President and Chief Executive Officer, the Compensation Committee reviewed Mr. Szalwinski's base salary in light of his new responsibilities. Mr. Szalwinski's annual base salary was increased to $200,000 based largely on the fact that he would be assuming greater responsibilities at the Corporation, as well as the challenges facing the Corporation following the resignation of the Corporation's former President and Chief Executive Officer. Mr. Szalwinski's base salary was not reviewed when he officially became President and Chief Executive Officer in July 1996. In addition, two of the Corporation's executive officers were hired during fiscal 1996. Francois Plamondon, Senior Vice President, Chief Financial Officer, Treasurer and Secretary, who joined the Corporation in July 1996, and Graham Sharp, Senior Vice President-Sales & Marketing, who joined the Corporation in January 1996. The base salary for Mr. Plamondon was determined at the time of hiring. The base salary for Mr. Sharp was determined at the time of his promotion by the Corporation in July 1996 from General Manager, Asia-Pacific to Senior Vice President-Sales & Marketing. In each case, base salary was determined through negotiations between the Compensation Committee and the executive officer. In negotiating base salaries, the Board of Directors considered each executive officer's proposal in light of his qualifications, experience and responsibilities, while taking into consideration the salaries of comparably qualified executives at similar companies and, in the case of Mr. Plamondon, after reviewing information provided by an independent consultant on comparative compensation arrangements. In addition, the Compensation Committee also considered the significant role each executive would play in the restructuring of the Corporation.

Incentive Compensation

  In January 1996, the Compensation Committee established the Corporation's Executive Bonus Plan (the "Executive Bonus Plan"). Pursuant to the terms of the Executive Bonus Plan, each of the Corporation's then-current executive officers, other than the Corporation's Former Executive Vice President-Field Operations, who was compensated on a commission basis, was eligible to receive a cash bonus at the end of the fiscal year based upon the Corporation's performance in fiscal 1996. The potential annual bonus amount that each of the Corporation's executive officers was eligible to receive for fiscal 1996 was determined by the Compensation Committee based upon the committee members' knowledge of comparative salary and bonus arrangements at similar companies. Potential bonus amounts for each of the executive officers were also based upon evaluations and recommendations made by the Corporation's former President and Chief Executive Officer. In addition, the potential bonus compensation that each of the Corporation's two new executive officers was eligible to receive for fiscal 1996 was determined through negotiations between the Compensation Committee and each officer at the time of hiring. Due to the timing of such executive officers' hiring, neither employment agreement provided for bonus compensation in fiscal 1996. In addition to bonus compensation under the Executive Bonus Plan and that contained in employment agreements, the Compensation Committee has the authority to award additional bonuses at the end of the fiscal year to reward an executive officer for superior performance. In light of corporate performance, no bonuses were awarded to the executive officers of the Corporation for fiscal 1996. In addition, no discretionary bonuses were awarded by the Compensation Committee.

Stock Options

  Stock options are the principal vehicle used by the Corporation for the payment of long-term compensation, to provide a stock-based incentive to improve the Corporation's financial performance and to assist in the recruitment, motivation and retention of key professional and managerial personnel. The Corporation's stock option plans were administered, during fiscal 1996, by the Compensation Committee of the Board of Directors. It is the Corporation's policy not to grant stock options at less than fair market value.

  Generally, stock options are granted when an executive officer joins the Corporation and periodically thereafter based primarily upon the individual's actual and/or potential contributions to the Corporation and the Corporation's financial performance. Stock options are designed to align the interests of the Corporation's executive officers with those of its shareholders by encouraging executive officers to enhance the value of the Corporation and, hence, shareholder return. In addition, the exercisability of stock options over a period of time is designed to defer the receipt of compensation by the option holder, thus creating an incentive for the individual to remain with the Corporation. The Corporation periodically grants new options to provide continuing incentives for future performance.

  During the fiscal year ended July 31, 1996, 310,000 and 300,000 options to purchase Common Shares were awarded to Mr. Sharp and Mr. Plamondon, respectively. As with base salary, the number of options granted to each executive officer was determined on a case by case basis during the hiring process. Other than such grants, no options to purchase Common Shares were awarded to the Corporation's executive officers.


Other Benefits

  The Corporation also has various broad-based employee benefit plans.
Executive officers participate in these plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may be contributed or paid to executive officers under these plans. The Corporation offers a stock purchase plan, under which employees may purchase Common Shares at a discount. The Corporation also maintains insurance and other benefit plans for its employees.


Tax Deductibility of Executive Compensation

  Section 162(m) of the Internal Revenue Code of 1986, as amended (the
"Code"), limits the tax deduction to $1 million for compensation paid to any of the executive officers unless certain requirements are met. The Board of Directors has considered these requirements and the proposed regulations. It is the Board of Directors' present intention that, so long as it is consistent with its overall compensation objectives, substantially all executive compensation be deductible for United States federal income tax purposes by those subsidiaries of the Corporation that are subject to taxation in the United States. The Board of Directors believes that the Plan currently qualifies for an exception to the requirements of Section 162(m) and, subject to the prior sentence, will take whatever further action is necessary to satisfy Section 162(m) requirements for compensation paid pursuant to the Plan.

Mr. Szalwinski's Compensation

  Mr. Szalwinski's compensation, $145,500 prior to February 1996 when he began serving as acting President and Chief Executive Officer of the Corporation, was determined by the Compensation Committee, and was based largely on the fact that he was a founder of the Corporation and was continuing to play a role in the operations of the Corporation. Mr. Szalwinski's base salary subsequently was increased to $200,000 when he began serving as acting President and Chief Executive Officer in February 1996. The Compensation Committee increased Mr. Szalwinski's salary at such time in light of his increased responsibilities and after consideration of the salaries of comparably qualified executives at similar companies. No adjustment to Mr. Szalwinski's compensation was made in connection with his official assumption of the position of President and Chief Executive Officer of the Corporation in July 1996. In addition, Mr. Szalwinski did not receive any bonus compensation for fiscal 1996 and was not granted any options in connection with his assumption of the duties of President and Chief Executive Officer of the Corporation.


Respectfully submitted by the Compensation Committee

Richard J. Szalwinski
Thomas Cantwell
Brian Drummond
Perry M. Simon


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Corporation's Board of Directors has established a Compensation Committee consisting of Messrs. Szalwinski, Cantwell, Drummond and Simon. During this period, Mr. Szalwinski, the Corporation's Chairman and Chief Executive Officer, participated in deliberations of the Corporation's Compensation Committee concerning the compensation of executive officers other than his own. No executive officer of the Corporation served as a member of the compensation committee of another entity (or other committee of the Board of Directors performing equivalent functions or, in the absence of any such committee, the entire Board of Directors), one of whose executive officers served as a director of the Corporation, other than Mr. Szalwinski who is a member of the Compensation Committee of Malofilm, a corporation of which Robert J. Hogan, a director of the Corporation, is President. Mr. Hogan has advised the Corporation that he will resign from the Board of Directors effective the date of the Meeting. See "Election of Directors."


COMPENSATION OF DIRECTORS

  Employee directors do not receive cash compensation for their service as members of the Board of Directors. Non-Employee Directors (as defined below) receive an annual fee of $10,000 for services on the Board of Directors and an additional $2,500 for services on each committee of the Board of Directors. Non-Employee Directors also receive reimbursement of their expenses for each Board of Directors or committee meeting attended. The Corporation may from time to time, and at the discretion of the Board of Directors (or the Compensation Committee), grant stock options to directors in addition to the options specified in the 1995 Non-Employee Director Stock Option Plan. See "1995 Non-Employee Director Stock Option Plan."

1995 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

  The 1995 Non-Employee Director Stock Option Plan (the "Director Plan") was adopted by the Board of Directors in March 1995 and approved by the shareholders in April 1995. The Director Plan provides for the grant of options to purchase a maximum of 200,000 Common Shares to Non-Employee Directors of the Corporation.

  The Director Plan is administered by the Compensation Committee. The Director Plan authorizes the grant (a) to each person who becomes a member of the Board of Directors and who is not an employee, officer or direct or indirect owner of 5% or more of the Common Shares of the Corporation (a "Non-Employee
Director"), on the date such person is first elected to the Board of Directors without further action by the Board of Directors, of an option to purchase 20,000 Common Shares and (b) to each person receiving an option pursuant to clause (a) who is a Non-Employee Director on the fifth anniversary of the date such person was first elected to the Board of Directors, during the term of the Director Plan, of an option to purchase 15,000 Common Shares; provided that such person has continuously served as a Non-Employee Director during such 5-year period. The exercise price per share for all options granted under the Director Plan will be equal to 100% of the fair market value per share of the Common Shares as of the date of grant. The options become exercisable in three equal annual installments, with the first installment exercisable immediately, provided that with respect to the second and third vesting dates that the optionee remains a director at that time. The term of each option will be for a period of ten years from the date of grant. Options may not be assigned or transferred except by will, by the laws of descent and distribution or pursuant to a domestic relations order. Options issued pursuant to the Director Plan are exercisable to the extent vested only while the optionee is serving as a director of the Corporation or within three months after the optionee ceases to serve as a director of the Corporation (except that if a director dies or becomes disabled while he or she is serving as a director of the Corporation, the option shall be accelerated and shall be immediately vested and may be exercised until the scheduled expiration date of the option). As of the Record Date, the Corporation had outstanding options under the Director Plan to purchase an aggregate of 60,000 Common Shares at a weighted average per share exercise price of $19.75.

STOCK PERFORMANCE GRAPH

  The following graph compares the yearly change in the cumulative total shareholder return on the Corporation's Common Shares during the period from the Corporation's initial public offering on June 30, 1995 through July 31, 1996, with the cumulative total return on the Center for Research in Securities Prices Index for the Nasdaq Stock Market National Market Index ("Nasdaq National
Market Index") and the Hambrecht & Quist Technology Index ("H&Q Technology Index"). The comparison assumes $100 was invested on June 30, 1995 in the Corporation's Common Shares and in each of the foregoing indices and assumes reinvestment of dividends, if any.



            Comparison of Five Year/1/Cumulative Total Return Among
               Discreet Logic Inc., Nasdaq National Market Index
                            and H&Q Technology Index


                              JUNE 30,     JULY 31,     JULY 31,
                               1995         1995         1996
Discreet Logic, Inc.         $100.00      $127.27      $ 25.80
Nasdaq Stock Market
 (U.S. Companies) Index       100.00       107.32       116.90
H&Q Technology Index          100.00       108.66       107.35

_____________
  (1) Prior to June 30, 1995 the Corporation's Common Shares were not publicly traded. Comparative data is provided only for the period since that date.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  During fiscal 1996 Richard Szalwinski, the Corporation's President and Chief Executive Officer extended three loans to Smoke and Mirrors Productions Limited ("Smoke and Mirrors") in an aggregate amount of (Pounds)1,077,975 (or approximately $1,678,650 at July 31, 1996) and guaranteed obligations of Smoke and Mirrors in the amount of (Pounds)300,000 (or approximately $467,200 at July 31, 1996). (Pounds)952,725 (or approximately $1,483,600 at July 31, 1996) of the loans have been repaid and the remaining balance is being paid by Smoke and Mirrors pursuant to a payment schedule. Each loan was negotiated at arm's length and bears interest at the Canadian prime borrowing rate as quoted by the Canadian International Banking Corporation. The Corporation recorded revenue of $2,304,000 during fiscal 1996 from Smoke and Mirrors. At July 31, 1996, the Corporation had a trade accounts receivable of $836,000 from Smoke and Mirrors.

  Richard Szalwinski is the sole shareholder of Behaviour Entertainment Inc. ("Behaviour"). The Corporation recorded revenue of $121,000 during fiscal 1996 from Behaviour. At July 31, 1996, the Corporation had a trade accounts receivable of $113,000 from Behaviour.

  Thomas Cantwell, a director of the Corporation, is the majority shareholder of Radium, Inc. ("Radium"). The Corporation recorded revenue of $1,138,000 during fiscal 1996 from Radium. At July 31, 1996, the full amount of the sale had been collected.


                                   PROPOSAL 2

                           APPOINTMENT OF ACCOUNTANTS

  The Board of Directors proposes that the firm of Arthur Andersen & Cie ("Arthur Andersen"), independent certified public accountants, be appointed to serve as accountants for the fiscal year ending July 31, 1997 and that the Board of Directors be authorized to fix their remuneration. Arthur Andersen has served as the Corporation's independent accountants since 1992. It is expected that a member of Arthur Andersen will be present at the Meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions.


                THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A
                VOTE "FOR" THE RATIFICATION OF THIS SELECTION.


                                 SECTION 16 (A)
                   BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act, requires the Corporation's directors, executive officers and holders of more than 10% of the Corporation's Common Shares (collectively, "Reporting Persons") to file with the Commission initial reports of ownership and reports of changes in ownership of Common Shares of the Corporation. Such persons are required by regulations of the Commission to furnish the Corporation with copies of all such filings. Based on its review of the copies of such filings received by it with respect to the fiscal year ended July 31, 1996 and written representations from certain Reporting Persons, the Corporation believes that all Reporting Persons complied with all Section 16(a) filing requirements in the fiscal year ended July 31, 1996.

                             SHAREHOLDER PROPOSALS

  Proposals of shareholders intended for inclusion in the proxy statement to be furnished to all shareholders entitled to vote at the next Annual Meeting of Shareholders of the Corporation must be received at the Corporation's principal executive offices not later than July 30, 1997. In order to curtail controversy as to the date on which a proposal was received by the Corporation, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested to Discreet Logic Inc., 5505, Boulevard St. Laurent, Suite 5200, Montreal, Quebec, Canada H2T 1S6, attention: Secretary.


                           EXPENSES AND SOLICITATION

  The cost of solicitation of proxies will be borne by the Corporation, and in addition to soliciting shareholders by mail through its regular employees, the Corporation may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Corporation registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Corporation may also be made of some Shareholders in person or by mail, telephone or telegraph following the original solicitation.

  The contents and the sending of this proxy statement has been approved by the Board of Directors of the Corporation.

                                  By Order of the Board of Directors


                                  Francois Plamondon
                                  Secretary

Montreal, Quebec
November 27, 1996